Exhibit 99.2

Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: November 5, 2025

Williams’ Transco Prices Private Debt Issuance

TULSA, Okla. – Transcontinental Gas Pipe Line Company, LLC (“Transco”), a wholly owned subsidiary of Williams (NYSE: WMB), announced that it has priced its previously announced offering of senior notes.

The $1.0 billion in aggregate principal amount of senior notes due 2036 were priced with a 5.100 percent coupon and at an offering price of 99.936 percent of par, with a yield to investors of 5.109 percent. The $700.0 million in aggregate principal amount of senior notes due 2056 were priced with a 5.750 percent coupon and at an offering price of 99.413 percent of par, with a yield to investors of 5.792 percent. Each series of notes is scheduled to be delivered on November 20, 2025, subject to the satisfaction of customary closing conditions.

Transco intends to use the net proceeds from the offering to fund the redemption of all $1.0 billion aggregate principal amount of its 7.850% Senior Notes due 2026 and to pay associated fees and expenses. Any excess net proceeds will be used for general corporate purposes, which may include the repayment of other near-term debt maturities.

The notes will be offered pursuant to certain exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”). The offering of the notes has not been registered under the Securities Act or applicable state securities laws. The notes may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This press release is for informational purposes only and does not constitute an offer to sell or a solicitation of an offer to buy the notes described in this press release, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, sale or solicitation would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Any offer of the notes will be made only by means of a private offering memorandum.

About Williams

Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably and responsibly meeting growing energy demand. We use our infrastructure to deliver one third of the nation’s natural gas to where it’s needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future.

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although Transco believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in Transco’s annual and quarterly reports filed with the Securities and Exchange Commission.

MEDIA:

media@williams.com

(800) 945-8723

INVESTOR CONTACTS:

Danilo Juvane

(918) 573-5075

Caroline Sardella

(918) 230-9992

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